PROMISSORY NOTE

Dated: __ April 2014

Oliver Bengough of Flat 3, Hans Place, Kensington, London, SW1X 0LA for value received (Promisor) promises to pay to Koko (Camden) Limited a private company registered in England and Wales under company number 08763877 (Payee) the principal amount of GBP £127,501 (Principal Amount) on the date falling eighteen months from the date stated at the beginning of this promissory note (Due Date).

Interest shall accrue on this promissory note at the rate of 8% per annum (Interest). The Interest shall accrue on a daily basis and shall be payable on the first 12 month anniversary of the date of this promissory note with any remaining balance payable on the Due Date.

The Promisor shall have a cure period of 60 business days in respect of any payment of Interest and/or Principal Amount due under this promissory note.

In accordance with clause 3.1 of that certain Shareholders Agreement dated February 12, 2014, among Payee, Promisor and certain other parties, any amount outstanding under this promissory note shall be reduced by an amount equal to 50% of any payments made by OBAR Camden Holdings Limited or OBAR Camden Limited to the Payee from time to time pursuant to the Senior Promissory Note issued by OBAR Camden Holdings Limited and OBAR Camden Limited in favour of the Payee on or around the date hereof) (the Obar Expense Note). Any credits to this note under this clause shall be made without duplication to any comparable credits made to that certain promissory of even date here with executed by Promisor in favour of Payee related to certain transaction expenses (the “OB Expense Note”), and unless otherwise agreed between Promisor and Payee, all amounts so credited shall first be credited against the OB Expense Note, and the balance to this promissory note.

All payments shall be made in sterling in immediately cleared funds in full and without any deduction or withholding.

The Promisor hereby waives presentment, demand for payment, notice of dishonour, protest and any and all other notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this promissory note.

This promissory note is personal to the parties and neither party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any of its rights and obligations under this promissory note.

This promissory note (and any non-contractual obligations arising out of or in connection with it) shall be governed by, and construed in accordance with, the law of England and Wales. The Promisor irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction over any dispute or claim arising out of or in connection with this promissory note.

This promissory note has been entered into as a deed on the date stated at the beginning of it.

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Executed as a deed by OLIVER BENGOUGH

in the presence of:

Witness Name:

Witness Signature:

Address:

Occupation:

Executed as a deed by

KOKO (CAMDEN) LIMITED

acting by Robert Ellin, a director,

in the presence of:

Witness Name:

Witness Signature:

Address:

Occupation:

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